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                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549


                             SCHEDULE 13G


               Under the Securities Exchange Act of 1934

                         (Amendment No. ...)*



                          Howell Corporation
                           (Name of Issuer)

                Common Stock $1.00 Par Value Per Share
                    (Title of Class of Securities)

                             443051 10 7
                            (CUSIP Number)



                            January 3, 2000
        (Date of Event Which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        |_|     Rule 13d-1(b)
        |X|     Rule 13d-1(c)
        |_|     Rule 13d-1(d)

        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
   Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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CUSIP No. 443051 10 7        13G           Page 2 of _5_ Pages
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  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


      Donald W. Clayton
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  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                     (a) |_|
            DNA
                                                     (b) |_|

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  3   SEC USE ONLY


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  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

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               5  SOLE VOTING POWER
  NUMBER OF
   SHARES               280,040
BENEFICIALLY
  OWNED BY
    EACH
  REPORTING
   PERSON
    WITH
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              -----------------------------------------------------

               6  SHARED VOTING POWER


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               7  SOLE DISPOSITIVE POWER

                        280,040
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              -----------------------------------------------------

               8  SHARED DISPOSITIVE POWER


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  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      280,040
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 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES

            |_|      DNA

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 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  5.1%
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 12   TYPE OF REPORTING PERSON*

            IN
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                            SCHEDULE 13G

      Introductory Note: All information with respect to Howell Corporation, a Delaware corporation, is to the best knowledge and belief of the Reporting Person, as defined herein.

Item 1.

      (a) Name of Issuer. The name of the issuer is Howell Corporation, a Delaware corporation. (the "Issuer").

      (b) Address of Issuer's Principal Executive Offices. The address of the Issuer's Principal Executive Offices is 1111Fannin, Suite 1500, Houston Texas 77002.

Item 2.

      (a) Name of Person Filing. The name of the person filing this Schedule 13G is Donald W. Clayton (the "Reporting Person").

      (b) Address of Principal Business Office or, if none, Residence. The address of the Reporting Person is 1111 Fannin, Suite 1500, Houston, Texas 77002.

      (c) Citizenship. The reporting person is a citizen of the United States.

      (d) Title of Class of Securities. The class of securities of the Issuer owned beneficially by the Reporting Person is common stock, $1.00 par value (the "Common Stock").

      (e)  CUSIP  Number.  The CUSIP Number for the Common Stock is
           443051 10 7.


Item 3. If this statement is filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c), check whether the filing person is:


   (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S. C. 78o).
   (b)   |_|  Bank  as  defined  in  section  3(a)(6)  of the Act (15
          U.S.C. 78c).
   (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S..C. 78c).
   (d) |_| Investment company registered under section 8 of the Investment Company Act of 1950 (15 U.S.C. 80a-8).
   (e)   |_|  An    investment    adviser    in    accordance    with
          Rule 13d-(b)(1)(ii)(E);
   (f)   |_|  An  employee   benefit  plan  of   endowment   fund  in
          accordance with Rule 13d(b)(1)(ii)(F);
   (g)   |_|  A  parent   holding   company  or  control   person  in
          accordance with Rule 13d-1(b)(1)(ii)(G);
   (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (!2 U.S.C. 1813);
   (i)   |_|  A church plan that is excluded  from the  definition of
          an  investment   company  under  section   3(c)(14)  of  the
          Investment Company Act of 1940 (15 U.S.C. 80a-3);
   (j)   |_|  Group, in accordance with Rule 13d-(b)(1)(ii)(J).





Item 4.  Ownership.

      (a)  Amount   Beneficially   Owned.  The  amount  of  securities
           beneficially   owned   by   the   Reporting   Person   is
           280,040 shares of Common Stock.

      (b) Percent of Class. The percent of the class of Common Stock beneficially owned by the Reporting Person is 5.1%.

      (c)  Number of Shares as to which the person has:

                (i)  Sole power to vote or to direct the vote:
                     280,040

                (ii) Shared  power  to vote  or to  direct  the  vote:
                     __________

                (iii)Sole   power  to   dispose   or  to  direct  the
                     disposition of: 280,040

                (iv) Shared   power  to   dispose  or  to  direct  the
                     disposition of: _______

Item 5.  Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

      Not Applicable

Item 6.  Ownership  of More than  Five  Percent  on Behalf of  Another
Person.

      Not Applicable

Item 7.  Identification  and  Classification  of the Subsidiary  Which
Acquired  the  Security  Being  Reported  on  By  the  Parent  Holding
Company..

      Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

      Not Applicable.

Item 9.  Notice of Dissolution of Group.

      Not applicable.

Item 10.  Certification.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                   SIGNATURE


      After reasonable  inquiry and to the best of my knowledge and
belief,   I  certify  that  the   information  set  forth  in  this
statement is true, complete and correct.


Date: March 2, 2000



                                   /s/ Donald W. Clayton
                                   ------------------------
                                       Donald W. Clayton